Exhibit 10N

Opta(R)
Food Ingredients, Inc.
  25 Wiggins Avenue, Bedford, MA 01730
   Phone: 781-276-5100 Fax. 781-276-5101
   web address; www. opta -food. com
                                                                January 26, 2001

Arthur J. McEvily, Ph. D.
President & CEO
Opta Food Ingredients, Inc.
25 Wiggins Avenue
Bedford, MA 01730

Dear Art:

      This letter will confirm our understanding and agreement regarding your employment compensation in the event of a Change in Control of Opta Food Ingredients, Inc. (the"Company"), an Involuntary Termination of your Employment or a termination of your employment by you for Good Reason (each as hereinafter defined). The terms of our agreement are as follows:

I. Involuntary Termination. In the event of an Involuntary Termination, you shall receive (i) twelve (12) months compensation at your then current base rate, plus (ii) a bonus based upon your average bonus over the preceding three
(3) years. Your participation in all Company-wide benefit plans, including disability insurance, shall continue for a term of one (1) year, until the first anniversary of the date of Involuntary Termination. For one (1) year following the Involuntary Termination, the Company will pay for your health benefits wider the Conciliation Omnibus Reconciliation Act ("COBRA"). Thereafter, you may choose to continue to participate in health benefits for an additional six (6) months at your own expense, in accordance with COBRA. In addition, the Company will provide you outplacement services up to the amount of $ 6000. All of the above shall be referred to collectively as the "Severance Benefits". Vesting of any stock options then held by you shall be at the discretion of the Board of Directors of the Company, subject to the terms of the Company's Option Plan(s). "Involuntary Termination", for purposes of the foregoing, shall mean any termination of your employment by the Company other than for "Cause" (defined below).

11. Change in Control In the event that there is a Change in Control of the Company, all stock options granted to you shall be automatically vested. In the event that the Change in Control also results in circumstances constituting "Good Reason"

(defined below), you shall be eligible to receive all Severance Benefits. "Change in Control" shall mean, shall occur or be deemed to have occurred only if any one or more of the following events occur:

      (i) any `person," as such term is used in Sections 13(d)and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

      (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as herein above defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

      (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

III. Termination for Good Reason. In the event of the termination of your employment for Good Reason, you may choose to terminate your employment with the Company and accept ~ the Severance Benefits set forth above. "Good Reason", for purposes of the foregoing; shall~, mean (i) a material change by the Company in your compensation, authority, functions, duties or responsibilities which materially adversely affects your position with the Company, provided that such material change is not in connection with a termination of your employment hereunder for Cause, or (ii) a change in the principal location of your duties to a location more than fifty (50) miles from the current principal location following a Change in Control.

      Notwithstanding the foregoing, in no event shall you be entitled to all or any portion of the Severance Benefits described above in the event of the termination of your employment by the Company for Cause at any time prior to a Change in Control of the Company. "Cause", for purposes of the foregoing, shall mean (i) your willful and material failure to perform your duties for a period of ten (10) days after written notice from the Company, (ii) your willful misconduct or gross negligence, (iii) your conviction of any felony, or (iv) your death or permanent disability. The parties agree that nothing expressed or implied in this letter is intended to confer upon or otherwise guarantee you continued right to employment with the Company or any of its affiliates.

      You represent and warrant that you have full authority to be employed by the Company and to perform the duties of such employment, that you have entered into no agreements in conflict with this letter and that the Company has made no representations or warranties to you regarding payment to you of any severance amounts upon any sale, merger or similar transaction involving the Company, except as stated in this letter.

      This letter contains all of the terms and conditions agreed upon by the parties relating to the subject matter hereof and supersedes all prior agreements, whether oral or written. This letter is personal to you and may not be transferred or assigned by you. This letter shall inure to the benefit of and be binding upon the Company and its successors and assigns. This letter may not be amended or modified, except by a writing duly executed by each of the parties. This letter shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

      If this is your understanding of our agreement, please sign the duplicate copy of this letter as indicated below and return it to the Company.

                                          OPTA FOOD INGREDIENTS, INC.


                                          By: /s/ "Glynn Morris"
                                              ----------------------
                                                   Glynn Morris

                                          Title:
                                                 ----------------------------
                                                   Director and Member of the
                                                   Compensation Committee

ACCEPTED AND AGREED:


/s/ "Arthur J. McEvily"
-------------------------
Arthur J. McEvily, Ph. D.

January 26, 2001
     Date